Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Ms. Kelly Love, CFA
Director of Investor Relations
Inet Technologies, Inc.
(469) 330-4171

INET TECHNOLOGIES REPORTS SEQUENTIAL AND YEAR-OVER-YEAR

GROWTH IN REVENUES AND NET INCOME

Annual Net Income Increases by More Than 50 Percent

Richardson, Texas – January 27, 2004 – Inet Technologies, Inc. (NASDAQ: INTI), a leading global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses, today reported financial results for its fourth quarter and year ended December 31, 2003.

Revenues for the three months ended December 31, 2003 were $27.3 million versus revenues of $26.0 million in the third quarter of 2003 and $25.0 million in the fourth quarter of 2002. The Company reported net income of $3.4 million, or $0.09 per diluted share, for the fourth quarter of 2003, compared to net income of $2.8 million, or $0.07 per diluted share, for the third quarter of 2003 and net income of $2.7 million, or $0.06 per diluted share, for the fourth quarter of 2002.

“The Inet team’s relentless efforts had a positive impact on our customers and stockholders as well as our future business prospects,” said Elie Akilian, president and chief executive officer of Inet. “Last year, we broadened our product portfolio through the introduction of our Unified Assurance Solution and our Spectra2 version 3.0 product. We experienced great success in the form of key wins with our products to address the mobile data market, and we believe we are well positioned for the opportunities in this growing segment. I am proud of our progress, and I am excited about our prospects as we enter 2004.”

For the year ended December 31, 2003, revenues were $103.8 million versus revenues of $101.9 million for the year ended December 31, 2002. Net income for the year ended December 31, 2003 was $11.7 million, or $0.30 per diluted share, compared to net income of $7.6 million, or $0.16 per diluted share, for the year ended December 31, 2002.

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“Revenues for the year increased slightly over the prior year, and net income grew 54 percent,” said Jeff Kupp, chief financial officer of Inet. “In addition to solid operating results, we continued to strengthen our balance sheet. We were able to achieve these results without reducing the investments in our business that are required to pursue future growth opportunities. Also, we reduced outstanding shares through a large share repurchase in January 2003, and improved the public float and liquidity of our common stock through a secondary stock offering in October 2003. I believe we are well positioned financially to take advantage of a number of opportunities in 2004.”

Financial Guidance

The Company provided the following financial guidance for its first quarter ending March 31, 2004 and for the year ending December 31, 2004. The following guidance is based on current expectations. This guidance is forward-looking and actual results may differ materially.

	Quarter Ending March 31, 2004	Year Ending December 31, 2004
Revenues	$27.0 to $27.4 million	$112 to $117 million
Gross margin	67% to 69%	67% to 71%
Quarterly operating margin	14% to 15%	14% to 22%
EPS	$0.08	$0.36 to $0.38

The wide range in the guidance for quarterly operating margins during 2004 reflects the operating leverage we expect to achieve as we begin to grow our revenues throughout 2004. For the first quarter and year of 2004, the Company expects its tax rate to be approximately 29 percent. The diluted share count is expected to range from the mid-39 million level to approximately 41 million between the first quarter of 2004 and the end of 2004.

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About Inet Technologies, Inc.

Founded in 1989, Inet Technologies is a global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses. Our Unified Assurance™ Solution and our Diagnostics products help our customers reduce capital and operating expenditures, improve customer acquisition and retention rates, protect and grow revenues, and more quickly and effectively develop products or services. Using our Unified Assurance Solution products, communications carriers are able to simultaneously manage their voice and data services at the network, service and customer layers to detect network and service problems in real time, enabling proactive identification of specific customers impacted by network or service issues. Our Diagnostics products assist communications carriers and equipment manufacturers in quickly and cost-effectively designing, deploying and maintaining current- and next-generation networks and network elements. Inet is headquartered in Richardson, Texas and has approximately 483 employees worldwide. Inet is an ISO 9001 registered company. For more information, visit Inet on the Web at www.inet.com.

Inet Technologies and Unified Assurance are trademarks of Inet Technologies, Inc. All other trademarks or registered trademarks belong to their respective owners.

This release contains forward-looking statements, including statements regarding our business prospects, our anticipated future financial results and the anticipated results of some of our product and operating strategies. Such forward-looking statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are any general economic slowdown, any slowdown in telecommunications spending, consolidations or bankruptcies involving our current or prospective customers, unforeseen changes in anticipated expenses or revenues, challenges associated with operating internationally, delays in implementation of our products, product development and introduction delays, increased competition, any reduction in demand for our products and solutions and other factors detailed in Inet’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed with the SEC on October 21, 2003.

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INET TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$118,527	$189,076
Short-term investments	55,034	—
Trade accounts receivable	10,870	10,211
Unbilled receivables	146	155
Inventories	7,924	7,458
Deferred income taxes	1,628	850
Other current assets	5,055	4,909

Total current assets	199,184	212,659
Property and equipment, net	11,330	15,215
Deferred income taxes	217	—
Other assets	613	300

Total assets	$211,344	$228,174

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,919	$1,078
Income taxes payable	2,408	1,792
Accrued compensation and benefits	4,115	4,113
Deferred revenues	21,554	18,323
Other accrued liabilities	3,724	4,894

Total current liabilities	33,720	30,200
Deferred tax liabilities	—	18
Commitments and contingencies
Stockholders’ equity:
Common Stock	47	47
Additional paid-in capital	77,866	75,075
Unearned stock compensation	(2,610)	(407)
Retained earnings	134,932	123,241
Treasury stock	(32,611)	—

Total stockholders’ equity	177,624	197,956

Total liabilities and stockholders’ equity	$211,344	$228,174

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INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2003	2002	2003	2002
Revenues:
Product and license fees	$19,652	$17,800	$73,012	$74,605
Services	7,619	7,215	30,807	27,281

Total revenues	27,271	25,015	103,819	101,886

Cost of revenues:
Product and license fees	5,952	5,527	19,907	26,705
Services	3,006	3,147	14,219	12,620

Total cost of revenues	8,958	8,674	34,126	39,325

Gross profit	18,313	16,341	69,693	62,561
Operating expenses:
Research and development	7,435	7,044	29,789	29,820
Sales and marketing	4,514	4,001	15,526	16,507
General and administrative	2,231	2,015	9,167	7,982
Restructuring costs	—	—	—	224

	14,180	13,060	54,482	54,533

Income from operations	4,133	3,281	15,211	8,028
Other income (expense):
Interest income	323	582	1,411	2,591
Other income (expense)	68	(40)	(181)	163

	391	542	1,230	2,754

Income before provision for income taxes	4,524	3,823	16,441	10,782
Provision for income taxes	1,137	1,085	4,750	3,173

Net income	$3,387	$2,738	$11,691	$7,609

Earnings per common share:
Basic	$0.09	$0.06	$0.30	$0.16

Diluted	$0.09	$0.06	$0.30	$0.16

Weighted-average shares outstanding:
Basic	38,852	47,116	39,059	46,964

Diluted	39,567	47,191	39,516	47,084

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INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$11,691	$7,609	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,867	7,078	7,875
Amortization of purchase discount on investments	(35)	—	—
Loss on sale or disposal of assets	4	10	326
Deferred income taxes (benefits)	(1,013)	1,294	(948)
Stock compensation	347	18	—
Change in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(659)	4,723	32,700
(Increase) decrease in unbilled receivables	9	1,800	(30)
(Increase) decrease in inventories	(466)	4,996	(3,073)
Decrease in income taxes receivable	—	615	11,422
(Increase) decrease in other assets	(459)	539	(2,154)
Increase (decrease) in accounts payable	841	140	(3,691)
Increase in income taxes payable	1,143	2,034	—
Increase (decrease) in accrued compensation and benefits	2	1,638	(5,410)
Increase (decrease) in deferred revenues	3,231	1,530	(5,951)
Increase (decrease) in other accrued liabilities	(170)	849	(2,331)

Net cash provided by operating activities	21,333	34,873	28,928

Cash flows from investing activities:
Purchases of short-term investments	(54,999)	—	—
Purchases of property and equipment	(3,986)	(2,290)	(8,470)

Net cash used in investing activities	(58,985)	(2,290)	(8,470)

Cash flows from financing activities:
Repurchase of common stock	(35,644)	—	—
Proceeds from issuance of common stock upon exercise of stock options and purchases under employee stock purchase plan	2,747	1,604	3,012

Net cash provided by (used in) financing activities	(32,897)	1,604	3,012

Net increase (decrease) in cash and cash equivalents	(70,549)	34,187	23,470
Cash and cash equivalents at beginning of period	189,076	154,889	131,419

Cash and cash equivalents at end of period	$118,527	$189,076	$154,889

Supplemental disclosures:
Income taxes paid	$2,564	$2,182	$508

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INET TECHNOLOGIES, INC.

ADDITIONAL FINANCIAL INFORMATION

(Unaudited)

The following table presents additional financial information about Inet Technologies, Inc. for the three months ended December 31, 2003; September 30, 2003; June 30, 2003; March 31, 2003 and December 31, 2002, respectively.

	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
Total revenues (in 000s) (1)	$27,271 (2)	$26,034	$25,472	$25,042	$25,015

Cash (in 000s)	$118,527	$168,742	$162,312	$163,139	$189,076

Short-term investments (in 000s)	$55,034	—	—	—	—

Days sales outstanding (with unbilled)	37	27	50	43	38

Inventory (in 000s):
Raw materials	$3,498	$2,856	$2,765	$3,268	$3,774
WIP	219	90	412	154	445
Finished goods	4,207	3,669	3,592	5,003	3,239

	$7,924	$6,615	$6,769	$8,425	$7,458

Inventory turns	4.5	5.1	5.7	3.4	4.6

Total employees:	483	479	475	472	470
R&D	245	243	242	246	247
Support/Integration	127	124	122	121	121
Sales and marketing	66	69	66	61	62
General and administrative	45	43	45	44	40

Margins and operating expenses as a % of total revenues:
Gross margin – total	67.2%	67.5%	62.2%	71.8%	65.3%
Gross margin – product & license fees	69.7	73.9	64.3	83.4	68.9
Gross margin – services	60.5	53.0	57.1	44.6	56.4
Research and development	27.3	28.5	28.5	30.7	28.2
Sales and marketing	16.6	14.9	14.2	14.0	16.0
General and administrative	8.2	9.4	8.1	9.7	8.1
Operating income margin	15.2	14.7	11.4	17.4	13.1
Net income margin	12.4	10.7	8.9	13.0	10.9

Operating cash flow (in 000s)	$5,765	$5,642	$116	$9,810	$18,099

Capital expenditures (in 000s)	$1,066	$666	$1,322	$932	$735

Common stock outstanding (in 000s)	38,920	38,722	38,436	38,362	47,158

Revenues from international markets:	77%	63%	72%	81%	71%
EMEA	70%	53%	61%	71%	63%
Asia/Pacific	6%	8%	9%	8%	5%
Other	1%	2%	3%	2%	3%

Top 10 customers as % of total revenues (3)	66%	71%	60%	69%	71%

(1)	For the full year of 2003, revenues from wireless customers represented approximately 30% of total revenues compared to 26% in 2002.
(2)	During this period, one international fixed-line customer accounted for approximately 18% of total revenues and another international fixed-line customer accounted for approximately 16% of total revenues.
(3)	For the full year of 2003, revenues from the top 10 customers in the period represented approximately 60% of total revenues.

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